Filed pursuant to Rule 433

dated August 7, 2025

Relating to

Preliminary Pricing Supplement dated August 7, 2025

to Prospectus Supplement dated February 28, 2024 and

Prospectus dated November 13, 2023

Registration Statement No. 333-275512

Pricing Term Sheet for 4.900% Secured Medium-Term Notes, Series Q, due August 15, 2035

PUBLIC SERVICE ELECTRIC AND GAS COMPANY (PSE&G)

Issuer: Public Service Electric and Gas Company

Trade Date: August 7, 2025

Original Issue Date/Settlement Date: August 11, 2025, which is the second business day following the Trade Date. Accordingly, purchasers who wish to trade the Notes prior to one business day before delivery will be required, because the Notes will not initially settle in T+1, to specify an alternative settlement date at the time of such trade to prevent a failed settlement and should consult their own advisors.

Principal Amount: $450,000,000

Price to Public: 99.968% of Principal Amount, plus accrued interest, if any, from August 11, 2025 if settlement occurs after that date

Interest Rate: 4.900% per annum

Interest Payment Dates: February 15 and August 15, commencing February 15, 2026

Redemption: As specified in Preliminary Pricing Supplement dated August 7, 2025. Make whole amount prior to May 15, 2035 to be determined at a discount rate equal to the Treasury Rate plus 15.0 basis points (0.150%).

Maturity Date: August 15, 2035

CUSIP: 74456QCW4

Joint Book-Running Managers:

Scotia Capital (USA) Inc. ($88,875,000)

TD Securities (USA) LLC ($88,875,000)

Wells Fargo Securities, LLC ($88,875,000)

BNY Mellon Capital Markets, LLC ($55,125,000)

CIBC World Markets Corp. ($55,125,000)

Citigroup Global Markets Inc. ($55,125,000)

Co-Managers:

AmeriVet Securities, Inc. ($9,000,000)

Drexel Hamilton, LLC ($9,000,000)

The issuer has filed a registration statement (including a prospectus, a prospectus supplement and a preliminary pricing supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus, the prospectus supplement and the preliminary pricing supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, the issuer or any underwriter participating in the offering will arrange to send you these documents if you request them by calling Scotia Capital (USA) Inc. toll-free at 1-800-372-3930, TD Securities (USA) LLC toll-free at 1-855-495-9846, or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.